Exhibit 99

COLUMBIA

LABORATORIES, INC

NEWS

Investor Relations:	The Trout Group: Ritu Baral, (212) 477-9007, ext 25

Company Contacts:	Columbia Laboratories, Inc.
James Apostolakis, Vice Chairman
(212) 588-190
David Weinberg, Chief Financial Officer
(973) 994-3999

Columbia Laboratories Raises $6.4 Million through Sale of Common Stock

LIVINGSTON, NJ—May 20, 2004—Columbia Laboratories, Inc. (NASDAQ: CBRX) today announced that it has raised $6.4 million in gross proceeds to the Company through the sale of 2 million shares of its Common Stock at $3.20 per share to SJ Strategic Investments LLC, a family investment vehicle owned and managed by John M. Gregory, the founder and former Chairman and CEO of King Pharmaceuticals.

“We are pleased to receive this support and vote of confidence in the Company,” stated Columbia Laboratories CEO, President and Chairman, Fred Wilkinson. “We welcome the interest and investment by John Gregory in Columbia’s future. These additional funds will strengthen our balance sheet as we continue to implement the focused strategies behind our recently restructured sales force and progress our R&D program.”

The registration statement relating to the Common Stock has been declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of such common shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Columbia Laboratories

Columbia Laboratories, Inc. is a U.S.-based international pharmaceutical company dedicated to the development and commercialization of women’s health

354 Eisenhower Parkway

Plaza I, Second Floor

Livingston, NJ

TEL: (973) 994-3999

FAX: (973) 994-3001

(more)

care and endocrinology products, including those intended to treat infertility, dysmenorrhea, endometriosis and hormonal deficiencies. Columbia markets Striant® (testosterone buccal system) for treatment of hypogonadism in men. The Company is developing a buccal delivery system for peptides. Columbia’s products primarily utilize the company’s Bioadhesive Delivery System (BDS) technology. For more information, please visit www.columbialabs.com.

This press release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of the Columbia and its management team. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. Such risks and uncertainties include, among other things, the success of the restructured sales force, the successful marketing of Striant®, Prochieve® 4% (progesterone gel), Prochieve® 8% (progesterone gel), RepHresh® Vaginal Gel, and Advantage-S® Contraceptive Gel; the impact of competitive products and pricing; the timely and successful development of products; timely and successful completion of clinical studies; success in obtaining acceptance and approval of new products by the FDA and international regulatory agencies; and competitive economic and regulatory factors in the pharmaceutical and healthcare industry; general economic conditions; and other risks and uncertainties that may be detailed, from time-to-time, in Columbia’s reports filed with the Securities and Exchange Commission. Columbia Laboratories undertakes no obligation to publicly update any forward-looking statements.

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